UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2013, the Board of Directors (the “Board”) of Marvell Technology Group Ltd. (“Marvell”) and the Executive Compensation Committee of the Board (the “ECC”) approved an amendment to Marvell’s Amended and Restated 1995 Stock Option Plan (the “Plan”), the form of stock option agreement under the Plan (the “Form Option Agreement”) and all outstanding nonstatutory stock options under the Plan (other than stock options in certain jurisdictions that might be adversely impacted by such amendment) (each, an “Eligible Option”) to allow holders of stock options under the Plan, including our executive officers, to exercise their options through a net exercise process whereby Marvell withholds exercised shares having a fair market value sufficient to satisfy the aggregate exercise price of the exercised shares. The ability of stock option holders to net exercise will be subject to the discretion of ECC and will be allowed only to the extent permitted by applicable law.

The foregoing summary of the material changes to the Plan, the Form Option Agreement and each Eligible Option, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan and the Form Option Agreement, which are attached to this Current Report as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated 1995 Stock Option Plan

10.2	Form of Stock Option Agreement and Notice of Grant of Stock Options and Option Agreement for use with the Amended and Restated 1995 Stock Option Plan (for options granted on or after September 20, 2013)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2013

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Brad D. Feller
Brad D. Feller
Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated 1995 Stock Option Plan

10.2	Form of Stock Option Agreement and Notice of Grant of Stock Options and Option Agreement for use with the Amended and Restated 1995 Stock Option Plan (for options granted on or after September 20, 2013)